Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ORTHOFIX MEDICAL INC.

Orthofix Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

The Company’s present name and the name under which it was originally incorporated is Orthofix Medical Inc., and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2018 (the “Original Certificate”).

This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Original Certificate and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I
: NAME

The name of the corporation is Orthofix Medical Inc. (the “Corporation”).

ARTICLE II
: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The registered agent at such address is Corporation Service Company.

ARTICLE III
: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV
: AUTHORIZED STOCK
1.
Total Authorized Stock. The total number of shares of stock that the Corporation has authority to issue is 100,000,000 shares of common stock, $0.10 par value per share (the “Common Stock”).
2.
Common Stock.
2.1
Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences, and priorities set forth in this Amended and Restated Certificate of Incorporation (this “Restated Certificate”).
2.2
Dividends. Dividends may be paid on the Common Stock out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the “Board”). Any dividends on the Common Stock will not be cumulative.

Exhibit 3.1

2.3
Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation.
2.4
Voting Rights. Each holder of shares of the Common Stock shall be entitled to notice of and to attend all special and annual meetings of stockholders. Except as may otherwise be required by law, each holder of Common Stock shall be entitled to one vote per share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally. Each holder of shares of the Common Stock may exercise its vote either in person or by proxy, in accordance with the DGCL, this Restated Certificate and the bylaws of the Corporation (as the same may be amended from time to time, the “Bylaws”).
ARTICLE V
: AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized and empowered to adopt, alter, amend, repeal and rescind the bylaws of the Corporation and any provision or provisions thereof.

ARTICLE VI
: BOARD OF DIRECTORS
3.
Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
4.
Number of Directors. The number of directors comprising the entire Board shall be fixed by or in the manner provided in the Bylaws.
5.
No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.
6.
Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Bylaws. Any director or the entire Board may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the shares entitled to vote in the election of directors. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
7.
Board Vacancies and Newly Created Directorships. Any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.
8.
Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

Exhibit 3.1

9.
Officers. Except as otherwise expressly provided in the Bylaws or as delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.
ARTICLE VII
: DIRECTOR AND OFFICER LIABILITY
10.
Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
11.
Change in Rights. Neither any amendment, elimination nor repeal of any provision of this ARTICLE VII, nor the adoption of any provision of this Restated Certificate or Bylaws inconsistent with this ARTICLE VII, shall eliminate, reduce or otherwise adversely affect any limitation on the liability of any director or officer of the Corporation existing at the time of such amendment, elimination, repeal or adoption of such an inconsistent provision.
ARTICLE VIII
: MATTERS RELATING TO STOCKHOLDERS
12.
No Action by Written Consent of Stockholders. No action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.
13.
Annual Meeting of Stockholders. The annual meeting of stockholders shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware, as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.
14.
Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only (a) by or at the direction of the Board, pursuant to a resolution approved by a majority of the entire Board or (b) by such other person or persons as may be authorized by the Bylaws. The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board. Special meetings shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.
15.
Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

Exhibit 3.1

ARTICLE IX
: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of § 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X
: EXCLUSIVE FORUM
16.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the Superior Court of the State of Delaware, or, if and only if both the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware lack subject matter jurisdiction, the United States District Court for the District of Delaware) and any state (or, if applicable, federal) appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit, or proceeding brought on behalf of the Corporation, (ii) any action, suit, or proceeding asserting a claim of breach of fiduciary duty owed by any current or former director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii ) any action, suit, or proceeding asserting a claim against the Corporation or any director, officer, or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or this Restated Certificate or the Bylaws (in each case, as may be amended from time to time), (iv) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit, or proceeding asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants (including personal jurisdiction by reason of any such indispensable party’s consent to personal jurisdiction in the State of Delaware or such court). If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (y) having service of process made upon such stockholders in any action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Exhibit 3.1

17.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
18.
Notwithstanding the foregoing, the provisions of this ARTICLE X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts of the United States have exclusive jurisdiction.
19.
If any provision of this ARTICLE X shall be held to be invalid, illegal or unenforceable as applied to an person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions, in any other circumstance and of the remaining provisions of this ARTICLE X (including, without limitation, each portion of any sentence of this ARTICLE X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
20.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.
21.
The existence of any consent in writing by the Corporation to the selection of an alternative forum either in accordance with Section 1 or Section 2 of this ARTICLE X, shall not act as a waiver of the Corporation’s consent right as set forth in this ARTICLE X with respect to any current or future action, suit, proceeding or complaint.
22.
The failure to enforce any provision or provisions of this ARTICLE X would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provision or provisions.
ARTICLE XI
: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

*****

IN WITNESS WHEREOF, Orthofix Medical Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this 19th day of June, 2023.

By:	/s/ Keith Valentine
Keith Valentine
President and Chief Executive Officer